EXHIBIT 10.4

SECURITY AGREEMENT (Pledge of Corporate Securities)

KNOW ALL ME BY THESE PRESENTS: That

WHEREAS, TILLOO EXPLORATION AND PRODUCTION, LLC, a Texas limited liability company (hereinafter referred to as “Assignor” or “Debtor”), hereby pledges and grants a security interest to PACIFIC ENERGY DEVELOPMENT CORP., a Nevada corporation, whose office is located at 575 North Dairy Ashford, Energy Center II, Suite 210, Houston, Texas 77079 (hereinafter called “Assignee” or “Secured Party”) in a security interest of first priority in all of the issued and outstanding common or preferred stock of Assignor in EOR OPERATING COMPANY;

WHEREAS, as a condition to granting the aforesaid security interest, Assignee has required additional collateral to secure the performance of Assignor under the Promissory Note and the other documents evidencing and securing same, all being executed on November 9, 2023 (collectively hereinafter referred to as the “Financing Documents”);

WHEREAS, Assignor is the owner and holder of certain shares in EOR OPERATING COMPANY, a Texas corporation (“EOR”), which are more particularly described hereinafter but which are collectively herein referred to as the “Subject Stock”; and

WHEREAS, Assignor as an inducement to Assignee to secure performance by Assignor of its obligations under the Financing Documents dated November 9, 2023, by and between Secured Party and Assignor, and the repayment of all sums due under the terms and provisions of that certain Promissory Note dated November 9, 2023, in favor of Secured Party, in the face amount of One Million One Hundred and Twenty Two Thousand Four Hundred Thirty-Six Dollars and 00/100 ($1,122,436.00), and bearing interest at the rate of 10.0% per annum, in favor of Secured Party, and Assignor has agreed to collaterally assign and pledge to Assignee the Subject Stock as additional security for the performance by Assignor of the obligations provided for in the aforesaid Financing Documents.

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NOW, THEREFORE, for and in consideration of the premises, it is agreed as follows:

1. Assignor hereby grants to Assignee a security interest in instruments of the following description (being herein referred to as the “Subject Stock”): A security interest of first priority in all of the issued and outstanding common or preferred stock of Assignor in EOR.

2. The security interest herein created secures the following obligations:

(a) Payment and performance by Assignor of the terms, provisions and conditions of that certain Promissory Note executed by Assignor in favor of Assignee and dated November 9, 2023 in the face amount of $1,122,436.00, and bearing interest at the rate of 10.0% per annum; and

(b) Performance of all of the obligations by Assignor under the Financing Documents.

3. During the term of this Security Agreement and so long as Assignor is not in default hereunder, Assignor shall have the right to vote the Subject Stock on all corporate questions.

4. Assignor warrants and represents that there are no restrictions upon the transfer of any of the Subject Stock to Assignee and that Assignor has the full right and authority to pledge the Subject Stock as herein contemplated. Once the Subject Stock is pledged to Assignee as provided under this Security Agreement, none of the Subject Stock may be pledged, hypothecated, assigned, disposed of, sold, encumbered, or otherwise transferred by Assignor to any other party without Assignee’s express written approval, which Assignee may grant in its sole discretion.

5. In the event that during the term of this Security Agreement any reclassification, readjustment or other change is declared or made in the Subject Stock, all new, substituted and additional shares or other securities issued by reason of any such change shall be considered a part of the Subject Stock within the terms of this Security Agreement in the same manner as the shares originally pledged hereunder.

6. Upon the timely performance of all of the obligations secured hereby, Assignee shall execute and deliver any documents as may be required to evidence the termination of this Security Agreement.

7. In the event that Assignor defaults in the performance of any of the terms of this Agreement or in the payment or performance of any of the obligations secured hereby, Assignee shall have the rights and remedies provided in the Uniform Commercial Code of New Mexico, including causing the transfer of the Subject Stock into Secured Party’s name in satisfaction of the unpaid debt or selling the Subject Stock, upon five days’ notice to Debtor sent by certified mail, return receipt requested, and without liability for any diminution in value which may have occurred, in such manner and for such prices as Secured Party may consider reasonable, either at public or private sale. At any bona fide public sale, Secured Party shall be free to purchase all or any part of the Subject Stock. Out of the proceeds of any sale, Assignee may retain an amount equal to the principal and interest then due on the obligations secured hereby, plus an amount to cover the expenses of the sale and any other expenses incurred pursuant to this Agreement and shall pay any balance remaining to Debtor. In the event that the proceeds of any sale are insufficient to cover the principal and interest of all sums secured hereby, plus other expenses authorized by this Security Agreement, plus expenses of the sale, including attorneys’ fees and costs as set forth in Paragraph 9 below, the Debtor shall remain liable to Secured Party for any deficiency.

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8. If Assignee elects to sell the Subject Stock after default an in its opinion there is any question whatsoever that a public or semi-public sale or distribution of the Subject Stock may create problems under any state or federal securities law, Assignee in its discretion, may:

(a) Offer and sell said Subject Stock privately to purchasers who will agree to take them for investment purposes, and not with a view to distribution, and who will agree to imposition of restrictive legends on the Subject Stock, or

(b) Arrange for a sale thereof, which would qualify as an intrastate offering of such Subject Stock.

Assignor agrees that the disposition of the Subject Stock in the manner hereinabove referred to shall be deemed commercially reasonable within the meaning of the New Mexico Uniform Commercial Code even though said sales must be made for a price less than that for which the shares could be sold interstate or in unrestricted form.

9. It is specifically understood and agreed that any default under any of the documents listed as obligations herein shall constitute a default hereunder and entitle Assignee to any and all remedies provided for herein.

10. Assignee may grant extensions of time, release portions of collateral and grant any other indulgences to Assignor with respect to one or more of the obligations secured hereby without thereby releasing Assignor or any of the Subject Stock hereunder.

EXECUTED this 9th day of November, 2023.

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ASSIGNEE:	PACIFIC ENERGY DEVELOPMENT CORP.

	BY:	/s/ J. Douglas Schick
J. Douglas Schick, President

DEBTOR:	TILLOO EXPLORATION AND PRODUCTION, LLC,
a Texas limited liability company

	BY:	/s/ William S. Montgomery Jr.
William S. Montgomery Jr., Managing Member

STATE OF_______________________)

                                                                         ) SS.

COUNTY OF_____________________)

The foregoing instrument was acknowledged before me this _____ day of_____, 2023, by William S. Montgomery Jr.as Managing Member of TILLOO EXPLORATION AND PRODUCTION, LLC, a Texas limited liability company.

Notary Public

My Commission Expires:

__________________________________

My Commission Number:

__________________________________

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